EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MMEX Resources Corp. Secures $3M Equity Agreement, Announces Plans to Start Large-Scale Permian Basin Refinery with 10,000 Barrel-Per-Day Initial Unit

Initial refinery project will accelerate timeline for bringing refinery construction, jobs to Pecos County, Texas

AUSTIN, TEXAS – June 13, 2017 – MMEX Resources Corp. (OTCPK: MMEX), a development-stage company focusing on the acquisition, development and financing of oil, gas, refining and infrastructure projects in Texas and South America, announced today an agreement with Crown Bridge Partners, LLC for an issuance of up to $3 million of equity securities, as well as plans to build a 10,000 barrel-per-day (BPD) crude distillation unit near Fort Stockton, Texas as an initial unit for the $450M, 50,000 BPD Pecos County refinery project announced by MMEX earlier this year.

Jack W. Hanks, President and CEO of MMEX Resources Corp., commented, “Response to MMEX’s Pecos County Refinery project has been tremendously positive to date and we’re eager to begin construction and bringing new jobs to the region. This smaller-scale, initial refinery unit will significantly accelerate the permitting process for the project, while the equity commitment from Crown Bridge Partners, LLC will assist MMEX in financing project development costs on an as-needed basis.”

The permitting process for the large-scale, 50,000 BPD refinery, which will distribute its refined products in the Western United States and Mexico, was originally projected to be 9-12 months. By beginning with a smaller-scale, 10,000 BPD refinery unit, MMEX expects to be able to obtain full permitting within 45 days after permits are filed.

The 10,000 BPD refinery project will require approximately 15 months of construction time and is expected to create jobs in Pecos County during fast-tract construction, including full-time positions going forward. These initiatives will accelerate the potential for cash flow while developing the large-scale refinery.

This is the latest in a series of project milestones MMEX has achieved since initially announcing the Pecos County Refinery project in March. MMEX formally opened their Fort Stockton office in May with a ribbon cutting ceremony with the Fort Stockton Chamber of Commerce. The office is located at 107 South Main Street, Fort Stockton, Texas 79735.

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About MMEX Resources Corp.

MMEX Resources Corporation (MMEX) is a development stage company formed to engage in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. MMEX focuses on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America. For more information about MMEX, visit www.mmexresources.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the requirement to obtain financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company's SEC reports. MMEX undertakes no obligation to update forward-looking statements.

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Media Relations

Danielle Urban

1.512.448.4950

durban@piercom.com

Investor Relations

1.855.880.0400

investorrelations@mmexresources.com

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